UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2018

Zev Ventures, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-205271	47-2615102
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
396 Washington Street, Suite 272 Wellesley, MA 02481-6209
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (857) 229-8538

500C Grand St., Apartment 3G

New York, NY 10002

 (Former Name or Former Address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230-405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 27, 2018, Zev Turetsky, the sole officer and director of Zev Ventures, Inc., a Nevada corporation (the “Company”), executed a Forgiveness of Debt and General Release wherein Mr. Turetsky, for and in consideration of the sum of $10.00, released and forever discharged the Company from the repayment of the related party loan to Mr. Turetsky in the outstanding amount of approximately $90,000.

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a)	Dismissal of Independent Registered Public Accounting Firm.

On June 28, 2018, the Company dismissed Weinstein & Co. C.P.A. (Isr) (“Weinstein & Co.”) as the Company’s independent registered public accounting firm, effective immediately.

The audit reports of Weinstein & Co. on the financial statements of the Company for the most recent fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except for a “going concern” contingency.

During the Company’s most recent fiscal year ended December 31, 2017, and during the subsequent interim period from January 1, 2018 through June 28, 2018, (i) there were no disagreements with Weinstein & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Weinstein & Co.’s satisfaction, would have caused Weinstein & Co. to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Weinstein & Co. with a copy of the disclosures in this report prior to filing with the Securities and Exchange Commission (the “SEC”). A copy of Weinstein & Co.’s letter to the SEC stating whether it agrees with the statements made in this report is filed as Exhibit 16.1 to this report.

(b)	Engagement of New Independent Registered Public Accounting Firm.

On June 28, 2018, the Board of Directors of the Company engaged Rosenberg Rich Baker Berman & Company (“RRBB”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

During the most recent fiscal year ended December 31, 2017, and during the subsequent interim period from January 1, 2018 through June 28, 2018, neither the Company nor anyone on its behalf consulted RRBB regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that RRBB concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a  “disagreement” or a “reportable event,” each as defined in Regulation S-K Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 28, 2018, Zev Turetsky, the Company’s sole director at the time, appointed Eric Brock, as a director of the Company. Mr. Turetsky then resigned as the Company’s sole officer and Mr. Brock was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Immediately thereafter, Mr. Turetsky resigned from his position as director.

Eric Brock, age 48, is a private investor and entrepreneur with over 20 years of global banking and investing experience. He served as a founding Partner and Portfolio Manager with Clough Capital Partners, a Boston-based investment firm from 2000 to 2017. His portfolio responsibilities at Clough included significant activity in Asia and the emerging markets. Prior to Clough, Mr. Brock was an investment banker at Bear, Stearns & Co. and an accountant at Ernst & Young, LLP. Mr. Brock holds an MBA from the University of Chicago and a BS from Boston College.

Mr. Brock owns 500,000 common shares representing 8.68% of issued and outstanding common shares of the Company.

Currently, and for the past ten years, Mr. Brock has not been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which he was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits:

Exh. No.	Document

10.1	Forgiveness of Debt and General Release (from Zev Turetsky dated June 27, 2018)*
16.1	Letter to the SEC from Weinstein & Co. dated July 3, 2018*

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 3, 2018	ZEV VENTURES, INC.

	By:	/s/ Eric Brock
Eric Brock
Chief Executive Officer